Exhibit 99.1
Investor Contact: W. Scott Wenhold
Graphic Packaging Holding Company
770-644-3062
Media: Lois Becton
Graphic Packaging Holding Company
770-644-3515
Graphic Packaging Notified by NYSE of Non-Compliance with Listing Standard
Marietta, Georgia — February 11, 2009 — Graphic Packaging Holding Company (NYSE: GPK) announced today that the New York Stock Exchange has notified the company it is now considered to be “below criteria” set by NYSE regulations. The NYSE requires that the average 30 day closing price of a listed company’s common stock be above $1.00 per share. As of February 6, 2009, the date of the NYSE notice, the 30 trading-day average closing price of Graphic Packaging Holding Company’s common stock was $0.98 per share.
David Scheible, President and Chief Executive Officer of Graphic Packaging Holding Company, commented, “We do not believe the current stock price is a reliable indicator of the company’s strong financial and operating position. Graphic Packaging is focused on stable food and beverage end use markets which tend to be recession resistant and has major positions with all the large consumer based companies that serve those markets. Graphic is executing well on the $90 million synergy plan related to our combination with Altivity Packaging, has ample liquidity and no debt maturities before August 2011. The company is comfortably within its one required senior secured financial covenant and is well within the range of $100 -$120 million of annual cash flow for debt reduction that we discussed on our 2008 third quarter conference call.”
Under the NYSE’s rules, the company has six months from its receipt of the notice to bring its average common share price back above $1.00. During the interim, Graphic Packaging Holding Company’s common stock will remain listed on the NYSE, subject to compliance with other applicable NYSE continued listing requirements.
Graphic Packaging Holding Company will notify the NYSE within the required ten business day period that it intends to cure the deficiency.
Forward Looking Statements
Any statements of the Company’s expectations or intentions in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, all statements regarding the Company’s intentions with respect to meeting certain notification and listing requirements of the NYSE are forward-looking statements. Although the Company intends to cure the deficiency and return to compliance with the NYSE Listing Standards, there can be no assurance that it will be able to do so. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company, headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at www.graphicpkg.com.
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